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                         EXHIBIT 15.2 - LETTER RE: UNAUDITED
                            INTERIM FINANCIAL INFORMATION



Board of Directors
Price Enterprises, Inc.


We are aware of the incorporation by reference in Registration Statement (Form S-8 No. 33-60999) pertaining to the Price Enterprises 1995 Combined Stock Grant and Stock Option Plan and the Price Enterprises Directors' 1995 Stock Option Plan of our report dated January 9, 1997 relating to the unaudited consolidated interim financial statements of Price Enterprises, Inc. which are included in its Form 10-Q for the quarter ended December 22, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of a registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




ERNST & YOUNG LLP
San Diego, California
January 9, 1997


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